Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-153064) pertaining to the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc., 2006 Restatement, as amended, and the First Interstate BancSystem, Inc. Employee Stock Purchase Plan, as amended and restated; Registration Statements (Form S-8 No. 333-106495 and Form S-8 No. 333-69490) pertaining to the First Interstate BancSystem, Inc. 2001 Stock Option Plan; and Registration Statement (Form S-8 No. 333-133837) pertaining to the First Interstate BancSystem, Inc. 2006 Equity Compensation Plan of our report dated February 19, 2010, relating to our audit of the consolidated financial statements appearing in the Annual Report on Form 10-K of First Interstate BancSystem, Inc. for the year ended December 31, 2009.
/s/ MCGLADREY & PULLEN, LLP
Des Moines, Iowa
February 19, 2010